SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                                 JANUARY 4, 2001
                Date of report (Date of earliest event reported)



                       UNITED SHIPPING & TECHNOLOGY, INC.
               (Exact Name of Registrant as Specified in Charter)

        UTAH                       000-28452                      87-0355929

  (State or Other           (Commission File Number)            (IRS Employer
    Jurisdiction                                             Identification No.)
 Of Incorporation)


         9850 51ST AVENUE NORTH, SUITE 110, MINNEAPOLIS, MINNESOTA 55442
                    (Address of Principal Executive Offices)



                                 (763) 941-4080
              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS.

         Due to severe weather conditions in December 2000, the Company's revenue, the timing of billings to customers and collections fell below amounts projected in its operating plan. Lower receivables and collections, together with other operating conditions, including projected negative cash flows in its second fiscal quarter, resulted in a short-term working capital deficit. To meet its working capital requirements, the Company and its largest shareholder group, TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, LLC (collectively "TH Lee") entered into a Bridge Loan Agreement on January 4, 2001 (the "Agreement"). Pursuant to the terms of the Agreement, TH Lee has loaned $3,500,000 to the Company and, at its sole discretion, may lend to the Company an additional $1,500,000. In connection with the bridge loan, the Company issued a Convertible Bridge Note (the "Note") to TH Lee in the original principal amount of $3,500,000, which is due and payable on July 4, 2001. The Note is subordinate to the Company's senior indebtedness and bears interest on the unpaid principal amount from January 4, 2001 at an annual percentage rate of 18%. Interest on the
Note is payable at maturity in immediately available funds, or, subject to the Company's shareholder approval, at the option of TH Lee, in shares of the Company's Series D Convertible Preferred Stock (the "Series D Preferred").

         In order to execute the Company's growth strategy, the Company will continue to require financing. There can be no assurance that the Company will be able to obtain required financing, or if obtained, that the terms thereof would be favorable to the Company.

         The Note may be converted into shares of the Company's Series D Preferred (the "Conversion Shares"). The Conversion Price of the Note is the lesser of: (a) the average market price of the Company's stock as determined by the average closing price of the Company's common stock as reported by NASDAQ for the five days prior to the conversion, or (b) a price 25% lower than the price per share at which the Company's Series D Preferred, or any voting stock of the Company issued subsequent to January 4, 2001, was last sold to one or more third party investors (the "Conversion Price"). TH Lee may at any time, require conversion of all or a portion of the Note at the Conversion Price plus all accrued interest. Prior to conversion of the Note by TH Lee, the Company's shareholders must have ratified the conversion of the Note by TH Lee.

         In connection with the bridge loan, the Company issued to TH Lee warrants (the "Warrants") to purchase in the aggregate 2,165,349 shares of the Company's Series D Preferred (the "Warrant Shares") at a per share purchase price of $.01. The Warrants were issued on January 4, 2001 and expire on January 4, 2006. For purposes of this Report, the Conversion Shares and the Warrant Shares are referred herein as the "New Shares."

         If full exercise of the Warrants occur, TH Lee's beneficial ownership of common stock in the Company would be approximately 29.9%. The Company has granted THLee the right to appoint two additional members to its board of directors and the Company has agreed, subject to the terms and conditions of its bylaws and articles of incorporation, to take all the necessary action to increase the size of the board of directors or otherwise reconfigure the board to accommodate such new members.

         Pursuant to a prior Registration Rights Agreement between the Company and TH Lee, TH Lee has acquired certain rights to cause the Company to register the New Shares for offer and sale under the Securities Act of 1933, as amended.

         The Bridge Loan Agreement, Convertible Bridge Note and the Stock Purchase Warrant to Acquire Preferred Stock, are filed as exhibits to this Report.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

                  Exhibit No.                Description
                  -----------                -----------

                  10.1 Bridge Loan Agreement dated as of January 4, 2001, by and between United Shipping & Technology, Inc., TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, LLC.

                  10.2 Convertible Bridge Note for $3,500,000 dated January 4, 2001, issued by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, LLC.

                  10.3 Form of Stock Purchase Warrant to Acquire Preferred Stock dated January 4, 2001, issued by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, LLC.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Date: January 9, 2001                  By: /s/ Peter C. Lytle
                                           -------------------------------------
                                       Name:  Peter C. Lytle
                                       Title: Chief Executive Officer

                                INDEX TO EXHIBITS

Exhibit No.    Description
-----------    -----------

10.1 Bridge Loan Agreement dated as of January 4, 2001, by and between United Shipping & Technology, Inc., TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, LLC.

10.2 Convertible Bridge Note for $3,500,000 dated January 4, 2001, issued by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, LLC.

10.3 Form of Stock Purchase Warrant to Acquire Preferred Stock dated January 4, 2001, issued by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, LLC.